Exhibit 23.1




          INDEPENDENT AUDITORS' CONSENT



          We consent to the incorporation by reference in Registration Statement Nos. 33-53335 and 33-53337 of Bio-Rad Laboratories, Inc. and subsidiaries on Form S-8 of our reports dated
          February 5, 2003, relating to the consolidated financial statements of Bio-Rad Laboratories, Inc. as of and for the year ended December 31, 2002 (which reports express unqualified opinions and include explanatory paragraphs as to the Company's change in its method of accounting for goodwill and intangible assets and to the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in and incorporated by reference in the Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2002.



          /s/  DELOITTE & TOUCHE LLP



          San Francisco, California
          March 24, 2003
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